EXHIBIT 10.15

GREENROCK ENERGY GMBH

as Greenrock

- and –

GREENROCK CONSTRUCTION GMBH

as General Partner

- and -

POWER CLOUDS ENERGY LTD.

as Power Clouds

- and -

Notar Dr. Bernhard Schaub

as Escrow Agent

__________________________

ESCROW AGREEMENT

__________________________

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THIS ESCROW AGREEMENT (this “Agreement”) is made on 15/04/18

BETWEEN:

(1)	Greenrock Energy GMBH, whose registered office is at Bergstraße, 64646 Heppenheim, Germany, registered in the commercial register of the local court of Darmstadt under HRB 95263, represented by its managing partners Mr. Salvatore Cammilleri and Mr. Martin Kofler, having joint power of representation (“Greenrock”) and

(2)	Greenrock Construction GMBH, whose registered office is at Bergstraße, 64646 Heppenheim, Germany, registered in the commercial register of the local court of Darmstadt under HRB 95243, represented by it managing partner Mr. Martin Kofler (“General Partner”) and

(3)	Power Clouds Inc., whose registered office is at One World Trade Center, Suite 8500, New York, New York, 10007, USA, represented by its CEO Vincent Browne (“Power Clouds”)

(4)	Notar Dr. Bernhard Schaub whose registered office is at Marienplatz 4, 80331 Munich, Germany (“Escrow Agent”)

- Greenrock, Power Clouds and General Partner collectively referred to as the “TS Parties” -

- The TS Parties and the Escrow Agent collectively referred to as the “Parties” -

PREAMBLE

(A)	On 27 September 2017 Greenrock and Power Clouds have concluded a Binding Term Sheet (the “TS”) on the intended sale and transfer of a portfolio of seven rooftop mounted photovoltaic plants located in Germany (“PV Portfolio”) by way of a sale and transfer of all partnership interests in PSM 20 UG (haftungsbeschränkt) & Co. KG with its registered seat at BergStraße, 64646 Heppenheim, Germany, registered in the commercial register of the local court of Darmstadt under HRA 85648 (“Project Company”) to Power Clouds or an affiliated company (“Buyer”) nominated by Power Clouds (“Transaction”).

(B)	Currently the TS Parties are negotiating the conclusion of a sale and transfer agreement relating to the sale and transfer of all partnership interests in the Project Company from Greenrock Energy GmbH (“Seller”) and the exchange of the General Partner of the Project Company (“SPA”).

As the PV Portfolio is currently being developed and should enter into the construction phase required equity by the Project Company is and will be provided to the Project Company by way of shareholder loans from the General Partner. Therefore, in the SPA it shall be agreed that the Buyer shall pay the final purchase price for the sale and transfer of the partnership interests and to provide sufficient funds to the Project Company to repay existing shareholder loans. Against this background, the TS Parties will extend the exclusivity period of the TS and wish to deposit the estimated purchase price and funding obligations in an amount of EUR 961.187,92 (in words: Euro nine hundred and sixty-one thousand one hundred and eighty-seven and ninety-two cents) (the “Escrow Amount”) into an escrow account provided by the Escrow Agent.

(C)	The Escrow Agent shall hold the Escrow Amount in escrow for the TS Parties according to the following provisions.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

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1	APPOINTMENT OF ESCROW AGENT, PURPOSE OF THE ESCROW

1.1	The TS Parties hereby appoint the Escrow Agent to act as escrow agent to accept, hold in trust and repay the Escrow Amount in accordance with the terms and conditions set forth in this Agreement. The Escrow Agent hereby accepts such appointment and agrees to act as escrow agent.

1.2	The TS Parties agree that the Escrow Amount shall secure the purchase price of the Buyer vis-à-vis the Seller as well as the funding obligations of the Buyer vis-à-vis the Project Company to ensure that the Project Company can repay shareholder loans to the General Partner, whereby repayment of such shareholder loans – upon the choice of the Buyer – can be paid directly to the General Partner (direct payment). The Buyer is obliged to provide the funds in seven instalments as outlined in Annex 1 (“Instalment Amounts”)

1.3	For the avoidance of doubt: Any interest accrued on the Escrow Amount is not owed.

2	ESCROW ACCOUNT

2.1	The Escrow Agent will set-up an account, which can be closed on a daily basis (“Escrow Account”). The Escrow Agent will provide the details of the Escrow Account to the TS Parties per fax or email immediately after the Escrow Account has been set-up.

2.2	The Buyer will pay the Escrow Amount to the Escrow Account within 5 banking days upon sending the positive vendor due diligence, however, latest 1 banking day after the Escrow Agent has provided the details of the Escrow Account to the TS Parties.

2.3	The Escrow Agent shall notify the TS Parties without undue delay per fax or email upon receipt of the Escrow Amount on the Escrow Account.

2.4	The Escrow Agent is obliged to deposit the Escrow Amount as overnight-money deposit (Tagesgeld) if the Escrow Agent has not been jointly instructed otherwise by the TS Parties or if the account-holding credit institute does not offer such overnight-money deposit for escrow accounts. The Escrow Agent is obliged to ensure that the Escrow Amount will be deposited in such way that the Escrow Amount can be paid out at any time in accordance with this Agreement.

3	COSTS

3.1	The costs of the Escrow Account (including bank fees for the account management, fees in relation with cross-border transfers and negative interest – if any) and the fees of the Escrow Agent shall be borne by Power Clouds.

3.2	The costs for this Agreement are determined in accordance with the provisions of the Gerichts- und Notarkostengesetz -GNotKG.

4	DISTRIBUTION OF ESCROW AMOUNT

4.1	The Escrow Agent, who accepts accordingly, is hereby irrevocably instructed by the TS Parties to distribute the Escrow Amount or Instalment Amounts thereof to the General Partner as follows:

4.1.1.	In relation to the first six Instalment Amounts being requested to be paid as part of the Escrow Amount from the Escrow Account:

4.1.1.1	Up to 50 % of an Instalment Amount:

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With receipt of a payment instruction in the form as set forth in clause 4.2 by either Greenrock or the General Partner whereby the payment instruction shall contain the following information and declaration: (i) the amount of the Instalment Amount pursuant to Annex 1 which shall be paid out in EUR, (ii) the recipient of the payment and (iii) the affirmation (Versicherung) that the relevant PV facility has achieved EEG-Commissioning and that Power Clouds (or its affiliate) had been informed about the occurence of the EEG-Commissioning in accordance with the SPA, such to be accompanied by an executed document titled “Montagebestätigung Technische Inbetriebnahme” substantially in the form as attached hereto as Annex 4.1.1 (I),

4.1.1.2	Up to 50 % of an Instalment Amount:

With receipt of a payment instruction in the form set forth in clause 4.2 by either Greenrock or the General Partner, whereby the payment instruction shall contain the following information and declaration (i) the amount of the Instalment Amount pursuant to Annex 1 which shall be paid out in EUR, (ii) the recipient of the payment and (iii) the affirmation (Versicherung) that the relevant PV Facility has achieved Grid Connection and that Power Clouds (or its affiliate) had been informed about the occurence of Grid Connection in accordance with the SPA, such affirmation to be accompanied by an AC completion protocol titled “AC Abnahmeprotokoll” substantially in the form as attached hereto as Annex 4.1.1 (II).

4.1.1a	In relation to the seventh (and/or last) Instalment Amount being requested to be paid as part of the Escrow Amount from the Escrow Account:

With receipt of a payment instruction in the form set forth in clause 4.2 by either Greenrock or the General Partner in, whereby the payment instruction shall contain the following information and declaration:

(i) amount of the Instalment Amount pursuant to Annex 1 which shall be paid out in EUR,

(ii) the recipient of the payment and

(iii) the affirmation (Versicherung) that all PV facility have been grid connected and each have injected the first kWh of electrical energy produced by it into the public grid and that Power Clouds (or its affiliate) had been informed about the occurence of Grid Connection in accordance with the SPA, such affirmation to be accompanied by an AC completion protocol titled “AC Abnahmeprotokoll” substantially in the form as attached hereto as Annex 4.1.1 (II).

4.1.2.	With receipt of a joint payment instruction by Greenrock or the General Partner and Power Clouds in the form as set forth in clause 4.1.2;

4.1.3.	With receipt of a final and binding (rechtskräftige) decision of a court or an arbitral tribunal according to which the Escrow Agent is obliged to pay out the Escrow Amount or instalments thereof or according to which one of the TS Parties or the Buyer is obliged to make a payment instruction vis-à-vis the Escrow Agent.

4.2	Any payment instructions to the Escrow Agent according to clauses 4.1.1, 4.1.1.a and 4.1.2 must include the amount of the payment to be made by the Escrow Agent from the Escrow Amount in EUR (without costs and interest) as well as the recipient of such payment. Payment instructions must be made in writing.

4.3	Any payment made to the General Partner under this Agreement shall be made to the following bank account of the General Partner:

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Account Holder: Bank: IBAN: BIC/SWIFT: or to any other bank account designated by the General Partner to the Escrow Agent in writing.

4.4	Any payment to be made to Power Clouds under this Agreement shall be made to ____ to the following bank account:

Beneficiary Name: Beneficiary Address: Beneficiary Account #: Routing #:

or to any other bank account designated by ____ to the Escrow Agent in writing.

5	ESCROW AGENT’S DUTIES AND RESPONSIBILITIES

5.1	The Escrow Agent will perform its obligations and duties with ordinary care (notarübliche Sorgfalt). The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.

5.2	In the event that any of the terms and provisions of any other agreement between the TS Parties conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects the relations of the TS Parties with the Escrow Agent. However, in the relationship between the TS-Parties solely the provisions of the TS respectively the SPA shall prevail in case of conflicts and inconsistencies with any of the terms of this Agreement and those of the TS respectively the SPA.

5.3	As long as the Escrow Agent has any obligation to pay any amount to the General Partner and/or Power Clouds from the Escrow Amount hereunder, he shall keep proper books of record and account in which full and correct entries shall be made of all receipts and disbursements in the Escrow Account.

5.4	Except for intentional acts any liability of the Escrow Agent is excluded.

6	TERM/TERMINATION

6.1	This Agreement becomes effective upon its being signed by the Parties.

6.2	This Agreement shall terminate automatically if the Escrow Amount is fully distributed by the Escrow Agent to the General Partner and/or Power Clouds pursuant to this Agreement.

7	NOTICES

7.1	All notices in connection with this Agreement and its implementation shall, in order to be valid, be in writing (including fax and email) and sent to the following addresses of the TS Parties, unless expressly provided otherwise.

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7.1.1	To Greenrock:

Greenrock Energy GmbH and to the General Partner: Greenrock Construction GmbH In copy to: Stefan Hoffman

7.1.2	To Power Clouds:

Vincent Browne One World Trade Center, Suite 8500, New York, New York, 10007, USA

7.1.3	To the Escrow Agent:

Notar Dr. Bernhard Schaub

7.2	The above addresses and numbers shall be deemed valid for service until any changes thereto are notified in writing to the respective other Parties.

7.3	All instructions or notifications submitted to the Escrow Agent shall be made in writing by post, courier or fax (not by e-mail). Even if the signatures are not legalized and the representative authority of the signatories is not proven by notarial confirmation, the Escrow Agent shall act on the given instructions or notifications and shall rely on the apparent authority of the respective signatory without further verifications regarding its signatory power.

8	FINAL PROVISIONS

8.1	The Parties undertake to treat the existence of and the contents of this Agreement as confidential, if and to the extent that they are not subject to statutory disclosure requirements or if and to the extent that such information is not generally known or accessible.

8.2	Any amendments or supplements hereto shall be made in writing and shall expressly refer to this Agreement. This shall also apply to any waiver of this requirement of written form.

8.3	This Agreement and all claims arising from this Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods.

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8.4	Place of jurisdiction shall be - to the extent legally permitted - Munich, Germany.

8.5	Should any provision hereof be or become invalid, impracticable or unenforceable, this shall not affect the validity of the remaining provisions. The Parties hereby agree to replace such invalid, impracticable or unenforceable provision by a provision which comes as close as legally possible to the Parties' economic intent and purpose underlying the invalid, impracticable or unenforceable provision. The same shall apply to any gaps within this Agreement.

8.6	This Agreement is made in the English language. Terms to which a German term has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation. All other English language terms shall be interpreted without specific reference to any meaning attributed to them under any English language legal system.

8.7	This Agreement is executed in the German language and completed by a English convenience translation. Only the German version is binding.

9	ANNEXES

Annex 1 Instalments of the funding obligations of the Buyer

[Signing Page follows]

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Place/Date	Place/Date
Greenrock Energy GmbH	Greenrock Energy GmbH
Salvatore Cammilleri	Martin Kofler

Place / Date	Place / Date
New York, NY / June 7, 2018
Greenrock Construction GmbH	Power Clouds
Martin Kofler	Vincent Browne

Place / Date

Escrow Agent Notar Dr. Bernhard Schaub

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